CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-226579) of our report dated April 2, 2018 (except for Note 1 and Note 13, for which the date is July 13, 2018), relating to the financial statements of Solis Tek Inc. and subsidiaries as of December 31, 2017 and 2016 and for the years then ended which appear in Solis Tek, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2017 filed with the Securities and Exchange Commission on July 13, 2018. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

October 19 , 2018